POWER OF ATTORNEY

By this Power of Attorney given this 11th day of January, 2013,  Franck J. Moison, an individual residing at 1148 Fifth Avenue, 11D, New York, NY 10128, authorizes Theodore N. Bobby, Esquire, Executive Vice President, General Counsel & Corporate Secretary of H. J. Heinz Company and Patrick J. Guinee, Esquire, Vice President – Corporate Governance & Securities of H. J. Heinz Company, a Pennsylvania corporation with offices located at One PPG Place, Suite 3100, Pittsburgh, Pennsylvania (collectively, the “Attorneys,” and each, individually, the “Attorney”), to perform the following on my behalf:

To prepare, execute, and file on my behalf all Forms 3, 4, and 5, and amendments thereto, necessary or appropriate to comply with Section 16 of the Securities Exchange Act of 1934 (the “Act”) and the rules and regulations promulgated pursuant to the Act.

This Power of Attorney is valid until revoked by me.

I acknowledge that the Attorneys, in serving in such capacity at my request, are not assuming, nor is H. J. Heinz Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Franck J. Moison
Franck J. Moison